UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 30)*


                            FIRST CAROLINA INVESTORS, INC.
          _________________________________________________________________
                                   (Name of Issuer)


                        Shares of Common Stock - No Par Value
          _________________________________________________________________
                            (Title of Class of Securities


                                      319420105
                             ____________________________
                                    (CUSIP Number)


                                    Brent D. Baird
                                  1350 One M&T Plaza
                   Buffalo, New York  14203 (Phone: (716) 849-1484)
          _________________________________________________________________
                    (Name, Address and Telephone Number of Person
                  Authorized to Receive Notices and Communications)


                                         N/A
                               _______________________
                         (Date of Event which Requires Filing
                                  of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
          Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following
          box   ____.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13D
                                   AMENDMENT NO. 30

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brent D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       115,584
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   115,584

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               115,584

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               13.04%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       36,076
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   36,076

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               36,076

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.07%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Michael C. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       7,271
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   7,271

                             10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               7,271

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.82%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               David B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       8,656
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   8,656

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               8,656

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.98%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, Individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       68,858
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   68,858

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               68,858

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               7.77%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as trustee under trusts established by Jane D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       17,084
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   17,084

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               17,084

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.93%

          14.  TYPE OF REPORTING PERSON*
               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as executor of the Estate of Jane D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       54,864
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   54,864

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               54,864

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               6.19%

          14.  TYPE OF REPORTING PERSON*
               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Aries Hill Corp.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       19,896
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   19,896

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               19,896

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.24%

          14.  TYPE OF REPORTING PERSON*
               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bruce C. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       32,132
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   32,132

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               32,132

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               3.62%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brenda B. Senturia

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       60,622
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   60,622

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               60,622

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               6.84%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Barbara P. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       7,700
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   7,700

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               7,700

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.87%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget deM. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       14,141
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   14,141

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               14,141

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.59%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Cynthia B. Stark

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       15,141
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   15,141

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               15,141

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.71%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Sarah M. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       10,271
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   10,271

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               10,271

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.16%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Ruth R. Senturia

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       6,471
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   6,471

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               6,471

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.73%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Cameron D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       8,656
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   8,656

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               8,656

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.98%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Martha B. Senturia, as trustee of the
                 Cintron-Senturia Trust

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       6,271
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   6,271

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               6,271

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.71%

          14.  TYPE OF REPORTING PERSON*
               OO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Susan O'Connor Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       3,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   3,000

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               3,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.34%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Michelle N. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       2,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   2,000

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               2,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.23%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 319420105

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Deborah M. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*
               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       1,175
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                              9.   SOLE DISPOSITIVE POWER
                                   1,175

                              10.  SHARED DISPOSITIVE POWER
                                   -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON
               1,175

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.13%

          14.  TYPE OF REPORTING PERSON*
               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     SCHEDULE 13D
                                   AMENDMENT NO. 30

          CUSIP NO.  319420105

          INTRODUCTION

                    This Schedule 13D Amendment No. 30 provides updated information with respect to the Shares held by the Reporting Persons. Since the filing of Schedule 13D Amendment No. 29 with the Securities and Exchange Commission on May 26, 2006, there have been transfers by the Reporting Persons which affect the number of Shares and the percentages held by the Reporting Persons.

                    Updated information with respect to the Shares held by each of the Reporting Persons is provided in the cover pages and in Item 5, (i).

          Item 5.   Interest in Securities of the Issuer.

         (i)  Share Ownership.

          The following table shows the number of shares of the Issuer beneficially owned by each of the Reporting Persons named in this Schedule 13D, as amended. Each of the Reporting Persons named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

            Name of
          Beneficial                Number of Shares          Percent
            Owner                  Beneficially Owned       of Class (1)
          ___________              __________________       ____________

          1)  Brent D. Baird            115,584 (2)              13.04%

          2)  Bridget B. Baird           36,076                   4.07%

          3)  Michael C. Baird            7,271                   0.82%

          4)  David B. Baird              8,656                   0.98%

          5)  Brian D. Baird
              - individually             68,858                   7.77%
              - as trustee under
                trusts established by
                Jane D. Baird            17,084 (3)               1.93%
              - as executor of the
                Estate of Jane D. Baird  54,864                   6.19%

          6)  Aries Hill Corp.           19,896                   2.24%

          7)  Bruce C. Baird             32,132                   3.62%

          8)  Brenda B. Senturia         60,622                   6.84%

          9)  Barbara P. Baird            7,700 (4)               0.87%

          10) Bridget deM. Baird         14,141                   1.59%

          11) Cynthia B. Stark           15,141                   1.71%

          12) Sarah M. Baird             10,271                   1.16%

          13) Ruth R. Senturia            6,471                   0.73%

          14) Cameron D. Baird            8,656                   0.98%

          15) Cintron-Senturia Trust      6,271                   0.71%

          16) Susan O'Connor Baird        3,000                   0.34%

          17) Michelle N. Baird           2,000                   0.23%

          18) Deborah M. Baird            1,175 (5)               0.13%

          19) Other Family Members        4,900 (6)               0.55%
              Related to Reporting Persons
          _________________________________________________________________

          TOTAL                         500,769                  56.48%
          _________________________________________________________________

                    (1) Based upon 886,579 shares outstanding as of May 25, 2008 per 2008 Proxy Statement.

                    (2) 110,876 of such shares are held individually and 4,708 of such shares are held in an individual retirement account.

                    (3) These shares are held as trustee in separate trusts for four grandchildren of Jane D. Baird.

                    (4) 6,700 of such shares are held individually and 1,000 of such shares are held in an individual retirement account.

                    (5)  Such shares are held as custodian for a minor
                     child.

                    (6) Such shares are held in eleven accounts, each account holding fewer than 1,000 shares.

                                        SIGNATURES


                    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


          DATED:    April 7, 2009


          s/Brian D. Baird
          Brian D. Baird, Individually


          Brent D. Baird; Bridget B. Baird;
          Michael C. Baird; David B. Baird;
          Bruce C. Baird; Brenda B. Senturia; Barbara P.
          Baird; Bridget deM Baird; Cynthia B. Stark;
          Sarah M. Baird; Ruth R. Senturia; Cameron D.
          Baird; Martha B. Senturia, as trustee of the Cintron-Senturia Trust; Susan O'Connor Baird;
          Michelle N. Baird; and Deborah M. Baird


          By: s/Brian D. Baird
               Brian D. Baird, as Attorney-in fact*


          s/Brian D. Baird
          Brian D. Baird, as trustee under trusts
          established by Jane D. Baird; and
          as the executor of the Estate of Jane D. Baird


          ARIES HILL CORP.


          By: s/Brian D. Baird
               Brian D. Baird, Secretary




          * Copies of powers of attorney for the Reporting Persons were previously submitted to the Securities and Exchange Commission.